Exhibit 99.1

CONTACT:

VIVUS, Inc.	Vida Communication
Timothy E. Morris	Stephanie Diaz & Tim Brons
Chief Financial Officer	415-675-7400
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS to Host Qnexa™ Program Update
Conference Call and Webcast on Wednesday, August 16th

Dr. Kishore Gadde, Qnexa™ Trial Principal Investigator, to Discuss Phase 2 Clinical Findings

MOUNTAIN VIEW, Calif., August 9, 2006 — VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health, today announced that it will host a conference call and webcast to provide an update on the company’s Qnexa™ program.  Dr. Kishore Gadde, the principal investigator, will also discuss the Qnexa Phase 2 clinical trial.  The conference call and webcast will be held on Wednesday, August 16th at 10:00 a.m. Eastern.

During the call, investors will have an opportunity to pose questions to:

•                  Dr. Kishore Gadde - principal investigator for the Phase 2 Qnexa study

•                  Dr. Thomas Najarian - principal scientist and inventor of Qnexa

•                  VIVUS management

About Qnexa™

Qnexa™ is a proprietary oral investigational pharmaceutical treatment for obesity. Qnexa is believed to work by suppressing appetite and lowering the threshold for satiety, the two main mechanisms that impact eating behavior.

VIVUS recently announced positive results from a Phase 2 study of Qnexa. The study was a double-blind, randomized, placebo-controlled trial. Findings from the study included:

•                  Over 50% of patients experienced 10% or more total body weight loss in 24 weeks.

•                  Qnexa achieved a placebo-adjusted weight loss of 20.3 pounds at week 24.

•                  Weight loss with Qnexa had not plateaued by 24 weeks.

•                  Qnexa was well-tolerated.  Only four patients (8%) dropped out of the Qnexa study arm for any reason, versus 19 patients (38%) on placebo.

This trial involved 200 subjects, 159 women and 41 men with an average age of 40 and a mean body mass index (BMI) of 38. (A BMI of >30.0 is classified as obese per guidelines from the U.S. Department of Health and Human Services.)

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389   www.vivus.com

About Obesity

In 2004, the U.S. Centers for Disease Control and Prevention ranked obesity as the number one health threat in America. Obesity is a chronic condition that affects millions of people and often requires long-term or invasive treatment to promote and sustain weight loss. Obesity is the second leading cause of preventable death in the United States. The American Obesity Association estimates that approximately 127 million, or 64.5 percent, of adults in the U.S. are overweight, and an estimated 60 million, or 30.5 percent, are obese. The total direct and indirect costs attributed to overweight and obesity amounted to $117 billion in 2000. Additionally, Americans spend more than $33 billion annually on weight-loss products and services.

Conference Call and Webcast:

Investors can participate in the call by dialing 877-660-0983 and entering reservation number 3584580.  A live webcast and 30-day archive of the call can be accessed at www.vivus.com ..

A telephone replay of the conference call will be available for 24 hours beginning August 16th at approximately 2:00 p.m. Eastern by dialing 800-642-1687 and entering reservation number 3584580.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has four products that are positioned to enter Phase 3 clinical trials, and one product that has completed Phase 3 evaluation, for which an NDA is anticipated to be submitted to the U.S. Food and Drug Administration (FDA) in the second half of 2006. The investigational pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; ALISTA™, for which a Phase 2B study is ongoing for the treatment of Female Sexual Arousal Disorder (FSAD); Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); Evamist™, for which a Phase 3 study has been completed for the treatment of menopausal symptoms; avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED); and, MUSE®, which is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389   www.vivus.com

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.

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VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389   www.vivus.com